UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 21, 2012

(Date of report; date of

earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center

P.O. Box 200 Detroit, Michigan

48265-2000

(Address of principal executive offices)

(Zip Code)

(866) 710-4623

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2012, Ally Financial Inc. (“AFI”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with General Motors Financial Company, Inc. (“GM Financial”), a wholly-owned subsidiary of General Motors Co. (“GM”), pursuant to which AFI will sell its motor vehicle finance operations in Europe and Latin America (collectively, the “International Businesses”) to GM Financial. On the same date, AFI entered into a Share Transfer Agreement (the “China Share Transfer Agreement” and, together with the Purchase and Sale Agreement, the “Sale Agreements”) with GM Financial, pursuant to which GM Financial will acquire AFI’s 40% interest in a motor vehicle finance joint venture in China (the “JV Interest”).

In exchange for the sale of the International Businesses and the JV Interest, AFI will receive a premium to tangible book value of approximately USD $550 million. Based on the third quarter tangible book value for the combined operations, AFI would receive approximately USD $4.2 billion in proceeds from these transactions. The purchase price is subject to post-closing adjustments based on the net asset value of Target Companies (defined below) and certain other items. AFI’s book value for the International Businesses and the JV Interest on a GAAP basis as of the third quarter of 2012 was approximately USD $4.1 billion, which included approximately USD $470 million of associated goodwill.

The transactions include auto finance operations in Germany, the U.K., Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Luxembourg, Brazil, Mexico, Colombia and Chile, as well as the JV Interest in China. The sale of the International Businesses will take the form of the sale of substantially all of the equity interests directly and indirectly held by AFI in the entities that comprise the International Businesses (collectively, the “Target Companies”). The China Share Transfer Agreement and the Purchase and Sale Agreement are not cross-conditioned upon each other. The closings under the Purchase and Sale Agreement are expected to close in stages by region during 2013; the portions of the International Businesses in (i) Brazil, (ii) Europe and (iii) Mexico, Chile and Colombia will close once all closing conditions with respect to that region have been satisfied.

The completion of the sale of each region under the Purchase and Sale Agreement is subject to certain customary conditions relating to the region being sold, including, among others, the receipt of required governmental approvals, the absence of any injunction or other legal prohibition on the completion of a sale, the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), material compliance by the other party with its obligations under the Purchase and Sale Agreement, and the delivery of certain audited financial statements relating to the International Businesses. The closing under the China Share Transfer Agreement is subject to similar conditions relating to the receipt of government approvals, the accuracy of representations and warranties (generally subject to a material adverse effect standard), the material compliance by the other party with its obligations and satisfactory negotiation of a new joint venture agreement between GM Financial and the ongoing members of the joint venture.

AFI has entered into covenants in the Purchase and Sale Agreement, including, among others, covenants (i) to cause the Target Companies to operate in the ordinary course consistent with past practice, and not to enter into certain types of transactions, (ii) to use reasonable best efforts to obtain any necessary regulatory consents, and (iii) subject to certain exceptions, not to engage in specified activities competitive with the business of the Target Companies in the jurisdictions where the Target Companies operate or solicit or hire certain employees of the Target Companies and certain employees of AFI for three years following the applicable closing date. AFI has also entered into covenants in the China Share Transfer Agreement, including, among others, not to engage in specified activities competitive with the business of the joint venture in China for three years following the applicable closing date, and certain limited covenants with respect to the operation of the joint venture business, which are limited to the extent of AFI’s contractual power to control such operations.

GM Financial and GM have also entered into covenants in the Purchase and Sale Agreement, including, among others, a covenant to use reasonable best efforts to obtain any necessary regulatory consents, subject to certain limited exceptions. GM has also entered into a covenant in the Purchase and Sale Agreement to take all actions necessary to ensure GM Financial has access to $4 billion in revolving credit facility capacity and provide financial support in the form of capital contributions to GM Financial to the extent necessary to achieve an appropriate pro forma capital structure immediately following any closing.

The Purchase and Sale Agreement contains representations and warranties of AFI, including, among others, with respect to consents and approvals of regulatory agencies, financial statements, absence of undisclosed liabilities, certain specified contracts, absence of a material adverse effect, books and records, compliance with laws (including foreign asset control laws, anti-money laundering laws, export control laws and consumer financial protection laws), derivative transactions, securitization transactions, litigation, employee benefits, taxes, insurance, intellectual property, financing contracts, environmental matters and ownership, authority and good standing. The China Share Transfer Agreement contains a more limited set of representations and warranties of AFI, including those relating to, among others, litigation, solvency, ownership, authority, good standing and, with respect to AFI’s knowledge, the joint venture’s financial statements. GM Financial has also made certain representations and warranties in the Purchase and Sale Agreement, including, among others, with respect to consents and approvals of regulatory agencies, financial wherewithal to consummate the transactions, compliance with securities law, due diligence, solvency and litigation. GM Financial has also made a similar but more limited set of representations in the China Share Transfer Agreement.

The Purchase and Sale Agreement contains provisions requiring the Target Companies, at the time they are sold to GM Financial, to repay loans to AFI and other AFI subsidiaries that are not Target Companies, subject to the potential extension of a portion of then-existing intercompany loans to certain European Target Companies on mutually agreed, market terms for up to one year following the final closing.

The Sale Agreements contain indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.

The Purchase and Sale Agreement contains certain termination rights for AFI and GM Financial, as the case may be, applicable upon, among other events and subject to certain exceptions, (i) sales of designated regions having not been completed on or prior to July 1, 2014, (ii) a material breach relating to unsold designated regions by the other party that is not or cannot be cured within 45 days’ notice of such breach or by July 1, 2014, if earlier, or (iii) the passage of 60 days after the issuance of a written denial in respect of certain required regulatory approvals for unsold designated regions and the exhaustion of all avenues of appeal. The China Share Transfer Agreement is subject to analogous termination rights.

Pursuant to Instruction B.4. to Form 8-K and applicable regulations and releases, the Sale Agreements reported under Item 1.01 will be filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2012.  All summaries and descriptions of the agreement set forth above are qualified in their entirety by the actual documents.

Forward-Looking Statements

In this filing and in any related comments by AFI management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in any related management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and AFI’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for AFI, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between AFI and GM, and AFI and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; bankruptcy court approval of the plan and settlement related to the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of AFI, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. AFI undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLY FINANCIAL INC.
(Registrant)

Dated: November 26, 2012	James G. Mackey
James G. Mackey
Chief Financial Officer